Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 1, 2016

LEGGETT & PLATT ANNOUNCES RECORD FULL-YEAR EPS

Carthage, MO, February 1, 2016 —

•	2015 continuing operations adjusted[1] EPS was a record $2.34, a 31% improvement over 2014

•	Three-year TSR[2] ending 12-31-2015 ranks in the top third of the S&P 500 companies

•	2015 continuing operations sales grew 4%

•	2015 continuing operations adjusted[1] EBIT margin improved 270 basis points to 12.9%

•	4Q continuing operations adjusted[3] EPS grew 56% to $.64

•	2016 continuing operations EPS guidance is $2.30 – 2.50 on sales of $3.9 – 4.1 billion

Diversified manufacturer Leggett & Platt announced record full-year adjusted1 EPS from continuing operations of $2.34 for 2015, a 31% improvement over 2014 adjusted EPS of $1.78. The EPS improvement is largely the result of higher unit volume and pricing discipline.

Full-year EPS, without adjustments, improved to a record $2.28 in 2015, from $0.68 in 2014, but includes several unusual items (see table below). 2015 EPS includes a noncash expense associated with a one-time lump sum pension buyout (funded from pension plan assets), and a small foam litigation accrual. 2014 EPS includes foam litigation accruals, a noncash impairment charge, a loss on divestiture, and an operating loss from discontinued operations.

	Fourth Quarter			Full Year
EPS, $/share:	2015	2014	Change	2015	2014	Change

Continuing Operations, adjusted	.64	.41	56%	2.34	1.78	31%
Lump Sum Pension Buyout	(.05)	—		(.05)	—
Foam Litigation Accrual	(.02)	(.09)		(.02)	(.23)

Continuing Operations	.57	.32		2.27	1.55

Discontinued Operations, adjusted	—	(.03)		.01	(.04)
Divestiture Loss	—	(.03)		—	(.03)
Noncash Impairment: Store Fixtures	—	—		—	(.65)
Foam Litigation Accrual	—	(.12)		—	(.15)

EPS, as reported	.57	.14		2.28	.68

Net Sales, Continuing Ops, $m	945	953	(1)%	3,917	3,782	4%

Full-year sales from continuing operations were $3.92 billion, a new continuing operations record and 4% increase versus 2014 (during which sales increased 9%). Unit volume grew 6% and acquisitions added 3% to sales; these gains were partially offset by a 5% decline caused by raw material-related price deflation and currency impacts.

[1]	To aid understanding of underlying operational profitability, adjusted continuing operations figures exclude: foam litigation accruals of $.23/share ($54m pretax) in 2014, and $.02/share ($6m pretax) in 2015; and for 2015, a $.05/share ($12m pretax) noncash charge related to a lump sum pension buyout.
[2]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.
[3]	To aid understanding of underlying operational profitability, adjusted continuing operations figures exclude: foam litigation accruals of $.09/share ($22m pretax) in 4Q 2014, and $.02/share ($4m pretax) in 4Q 2015; and for 4Q 2015, a $.05/share ($12m pretax) noncash charge related to a lump sum pension buyout.

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Fourth Quarter Results

Fourth quarter adjusted3 EPS from continuing operations was $.64, a 56% increase compared to $.41 in the prior year. This increase reflects pricing discipline, unit volume growth, higher LIFO benefit, and lower stock compensation expense.

Fourth quarter 2015 EPS, unadjusted, was $.57, including a $.05 noncash charge for a one-time lump sum pension buyout, and a $.02 foam litigation accrual. Fourth quarter 2014 EPS, unadjusted, was $.14, including litigation accruals, a loss on divestiture, and a discontinued operations loss.

Fourth quarter 2015 sales from continuing operations declined 1% versus the prior year. Unit volume grew 3% and acquisitions added 1% to sales; these gains were offset by a 5% decline caused by raw material-related price deflation and currency impacts.

CEO Comments

President and CEO Karl G. Glassman commented, “In 2015, our employees achieved several milestones including record sales and EBIT, a much improved EBIT margin, top third 3-year TSR, and our 44th consecutive annual dividend increase. Annual EPS exceeded $2 for the first time. Our markets improved during the year, and we achieved better-than-market growth in several lines of business.

“Our stock’s 2015 TSR was 1.4%, which slightly beat the TSR of the S&P 500 index. Notably, our stock return has exceeded the return of the S&P 500 index in seven of the last eight years. For the three years ending December 2015, we met our goal of producing TSR in the top third of the S&P 500. We generated compound annual TSR of 20% per year over the last three years, significantly better than the S&P 500’s 15% annual TSR over the same time period.

“During 2015, continuing operations posted 4% sales growth, meeting our 4-5% annual growth target. Strong unit volume growth was partially offset by raw material-related deflation and currency. Continuing operations’ adjusted EBIT margin was 12.9%, the highest since 1999; margin improved by 270 basis points versus the prior year.

“Portfolio management remains a strategic priority. Over the past few years, we have enhanced our business portfolio and improved margins by growing our stronger businesses, and by exiting businesses that struggled to consistently deliver acceptable margins and returns. In March, we acquired a European private-label manufacturer of high-end upholstered furniture for office, commercial, and other settings. During 2015, we completed divestitures of several relatively small operations including our Steel Tubing business, two final Store Fixtures operations, and a small piece of the Commercial Vehicle Products business.

“Looking forward, we expect strong unit volume growth in 2016 across a number of our businesses. A good portion of the growth is from new product introductions and the resultant market share gains. In addition, broad economic factors – including consumer confidence, housing turnover, and reduced energy prices – are providing favorable trends that should result in end market growth. With this anticipated growth, we expect that in 2016 we will again achieve strong continuing operations’ sales, margin, and EPS.”

Cash Flow, Dividends and Stock Repurchases

The company generated $359 million of cash from operations during 2015, after paying $82 million to settle foam litigation. Other uses of cash included $103 million to fund capital expenditures, $172 million for dividend payments, $11 million for acquisitions, and $183 million (net) to repurchase stock. The company ended the year with over $400 million of its commercial paper program available. Net debt to net capital was 34.5% at year end, in the middle of the company’s 30% - 40% target range. At the end of 2015, the company’s debt was 1.5 times its trailing 12-month’s adjusted1 EBITDA.

2015 marked the company’s 44th consecutive annual dividend increase, with a compound annual growth rate of 13% over that period. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years.

At Friday’s closing share price of $41.51, the indicated annual dividend of $1.28 per share generates a dividend yield of 3.1%, one of the highest dividend yields among the 50 stocks of the S&P 500 Dividend Aristocrats.

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The company repurchased 4.3 million shares of its stock during 2015, and issued 2.2 million shares. Issuances were largely related to employee benefit plans and stock option exercises.

Anticipating 2016 EPS of $2.30 - $2.50

For 2016, the company expects that sales growth will lead to another year of strong earnings per share. EPS is expected to be $2.30 to $2.50 for the year. Sales are expected to be $3.9 - $4.1 billion, which equates to overall growth between zero and 5%. Unit volume growth is expected to be in the mid-to-high single digits as a result of continued strong demand in many of the company’s product categories, and improvement in the majority of its end markets. As partial offsets to the volume growth, sales guidance includes a 2-3% reduction from commodity deflation, and a 2% decrease from the Steel Tubing divestiture completed in late December.

Based upon this sales guidance, 2016 EBIT margin is expected to approximate 2015’s adjusted EBIT margin. The benefit to margin from higher unit volume is anticipated to be largely offset by non-recurrence of the 2015 pricing lag. This guidance framework assumes that commodity prices (primarily steel) stabilize near current levels.

Cash from operations is expected to be approximately $450 million in 2016. Capital expenditures should be roughly $130 million, and dividend payments should approximate $175 million. The company’s target for dividend payout is 50-60% of earnings, however actual payout has been higher in recent years. As a result, dividend growth has been modest, at about 3% per year. With significant earnings improvement in 2015, dividend payout for the year was 54%, within the target range. This allows the company flexibility to consider future dividend growth that more closely aligns with EPS growth.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if there is still cash available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects to repurchase 4-5 million shares in 2016, and issue about 2 million shares, primarily for employee benefit plans.

LIFO

All of Leggett’s operating segments use the first-in, first out (FIFO) method for valuing inventory. An adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of the inventories to the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. For 2015, lower commodity costs resulted in a LIFO benefit of $46 million (pretax).

SEGMENT RESULTS – Full Year 2015 (versus 2014)

Residential Furnishings – Total sales increased $106 million, or 5%. Unit volume grew in most product categories, but this was partially offset by the effects of deflation and currency (-5% combined). Acquisitions contributed 4% to sales growth. EBIT (earnings before interest and income taxes) increased $69 million due to higher sales, pricing discipline, and significantly lower foam litigation expense ($48 million).

Commercial Products – Total sales increased $108 million, or 21%. Same location sales grew 12% from strong demand in Adjustable Bed and Fashion Bed. Acquisitions increased sales by 9%. EBIT increased $11 million as a result of higher sales and improved operating efficiency.

Industrial Materials – Total sales decreased $37 million, or 5%, with higher unit volume in Drawn Wire more than offset by steel-related price decreases and reduced rod mill trade sales. EBIT increased $7 million, primarily from cost reductions.

Specialized Products – Total sales increased $41 million, or 4%, with volume gains in Automotive and Machinery partially offset by currency impacts (-5%). EBIT increased $30 million, primarily from higher volume.

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SEGMENT RESULTS – Fourth Quarter 2015 (versus 4Q 2014)

Residential Furnishings – Total sales decreased $13 million, or 3%. Higher unit volume (+3%) was more than offset by raw material-related price decreases and currency impacts. EBIT increased $28 million due to significantly lower foam litigation expense ($18 million), pricing discipline, higher unit volume, and lower stock compensation expense.

Commercial Products – Total sales increased $13 million, or 10%, due to acquisitions. Same location sales decreased slightly, with volume growth in Adjustable Bed and Fashion Bed more than offset by reduced volume in Work Furniture and the impact of currency. EBIT increased $1 million, primarily due to improved operating efficiency.

Industrial Materials – Total sales decreased $31 million, or 16%, due to steel-related price decreases and lower unit volume in Drawn Wire and Steel Tubing. EBIT increased $2 million, with cost improvements partially offset by a $3 million loss on divestiture of the Steel Tubing business in December.

Specialized Products – Total sales increased $16 million, or 7%, with volume gains in most parts of the segment partially offset by currency impact. EBIT improved $8 million, largely due to improved unit volume.

Conference Call at 8:30am Eastern

Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Tuesday, February 2. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com.

First quarter results will be released after the market closes on Thursday, April 28, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: For over 130 years Leggett & Platt (NYSE: LEG) has been enhancing people’s lives as a diversified manufacturer that designs and produces engineered products found in most homes and automobiles. Continuing Operations are comprised of 17 business units, 20,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) carpet underlay; c) adjustable bed bases; d) work furniture and components; e) drawn steel wire; f) automotive seat support & lumbar systems; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 5 of 6	February 1, 2016

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2015	2014	Change	2015	2014	Change
Net sales (from continuing operations)	$944.6	$953.3	(1%)	$3,917.2	$3,782.3	4%
Cost of goods sold	711.0	749.5		2,994.0	2,991.9

Gross profit	233.6	203.8		923.2	790.4
Selling & administrative expenses	115.9	132.0	(12%)	416.9	449.6	(7%)
Amortization	5.2	5.2		20.8	19.7
Other expense (income), net	(1.6)	(1.5)		(1.0)	(10.4)

Earnings before interest and taxes	114.1	68.1	68%	486.5	331.5	47%
Net interest expense	7.6	9.1		36.7	36.0

Earnings before income taxes	106.5	59.0		449.8	295.5
Income taxes	24.7	12.8		121.8	70.3

Net earnings from continuing operations	81.8	46.2		328.0	225.2
Discontinued operations, net of tax	0.0	(24.6)		1.2	(124.0)

Net earnings	81.8	21.6		329.2	101.2
Less net income from non-controlling interest	(1.3)	(1.0)		(4.1)	(3.2)

Net earnings attributable to L&P	$80.5	$20.6		$325.1	$98.0

Earnings per diluted share
From continuing operations	$0.57	$0.32	78%	$2.27	$1.55	46%
From discontinued operations	$0.00	($0.17)		$0.01	($0.87)
Net earnings per diluted share	$0.57	$0.14		$2.28	$0.68
Shares outstanding
Common stock (at end of period)	135.6	137.8		135.6	137.8
Basic (average for period)	139.9	141.0		140.9	141.4
Diluted (average for period)	141.9	143.1		142.9	143.2

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2015	2014	Change	2015	2014	Change
Net earnings	$81.8	$21.6		$329.2	$101.2
Depreciation and amortization	28.2	30.3		113.2	117.9
Working capital decrease (increase)	(60.1)	112.7		(170.8)	53.6
Impairments	0.0	0.2		6.5	109.3
Other operating activity	52.4	1.4		81.0	(0.1)

Net Cash from Operating Activity	$102.3	$166.2	(38%)	$359.1	$381.9	(6%)
Additions to PP&E	(24.7)	(31.1)		(103.2)	(94.1)	10%
Purchase of companies, net of cash	0.0	(0.2)		(11.1)	(70.4)
Proceeds from asset sales	33.6	64.5		51.4	76.5
Dividends paid	(43.6)	(42.6)		(171.6)	(167.5)
Repurchase of common stock, net	(27.8)	(15.4)		(183.2)	(127.9)
Additions (payments) to debt, net	(28.5)	(45.8)		(3.3)	87.0
Other	(9.3)	(5.7)		(17.7)	(25.4)

Increase (Decr.) in Cash & Equiv.	$2.0	$89.9		$(79.6)	$60.1

FINANCIAL POSITION	31-Dec
(In millions)	2015	2014	Change
Cash and equivalents	$253.2	$332.8
Receivables	520.2	523.3
Inventories	504.6	481.4
Held for sale	0.0	10.4
Other current assets	33.2	81.4

Total current assets	1,311.2	1,429.3	(8%)
Net fixed assets	540.8	548.8
Held for sale	8.4	22.4
Goodwill and other assets	1,107.2	1,140.1

TOTAL ASSETS	$2,967.6	$3,140.6	(6%)

Trade accounts payable	$307.2	$369.8
Current debt maturities	3.4	201.7
Held for sale	0.0	5.4
Other current liabilities	390.6	415.3

Total current liabilities	701.2	992.2	(29%)
Long term debt	945.4	766.7	23%
Deferred taxes and other liabilities	223.3	226.8
Equity	1,097.7	1,154.9	(5%)

Total Capitalization	2,266.4	2,148.4

TOTAL LIABILITIES & EQUITY	$2,967.6	$3,140.6

LEGGETT & PLATT	Page 6 of 6	February 1, 2016

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2015	2014	Change	2015	2014	Change
External Sales
Residential Furnishings	$490.3	$503.6	(2.6%)	$2,036.2	$1,937.4	5.1%
Commercial Products	130.7	123.8	5.6%	539.8	471.6	14.5%
Industrial Materials	91.4	107.1	(14.7%)	427.6	492.0	(13.1%)
Specialized Products	232.2	218.8	6.1%	913.6	881.3	3.7%

Total	$944.6	$953.3	(0.9%)	$3,917.2	$3,782.3	3.6%

Total Sales (External + Inter-segment)
Residential Furnishings	$496.1	$508.8	(2.5%)	$2,064.0	$1,957.6	5.4%
Commercial Products	151.7	138.3	9.7%	623.3	515.4	20.9%
Industrial Materials	166.0	196.7	(15.6%)	776.6	813.3	(4.5%)
Specialized Products	243.2	227.4	6.9%	954.7	914.2	4.4%

Total	$1,057.0	$1,071.2	(1.3%)	$4,418.6	$4,200.5	5.2%

EBIT
Residential Furnishings	$44.0	$16.4	168%	$205.0	$135.7	51%
Commercial Products	9.0	8.1	11%	42.3	30.9	37%
Industrial Materials	11.9	10.4	14%	50.4	43.2	17%
Specialized Products	40.6	32.3	26%	155.6	125.4	24%
Intersegment eliminations and other	(14.5)	0.2		(13.2)	(2.8)
Change in LIFO reserve	23.1	0.7		46.4	(0.9)

Total	$114.1	$68.1	68%	$486.5	$331.5	47%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	8.9%	3.2%	570	9.9%	6.9%	300
Commercial Products	5.9%	5.9%	0	6.8%	6.0%	80
Industrial Materials	7.2%	5.3%	190	6.5%	5.3%	120
Specialized Products	16.7%	14.2%	250	16.3%	13.7%	260

Overall from Continuing Operations	12.1%	7.1%	500	12.4%	8.8%	360

LAST SIX QUARTERS	2014		2015
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Net Sales ($ million)	997	953	966	997	1,009	945
Sales Growth (vs. prior year)	14%	11%	10%	4%	1%	(1%)
Adjusted EBIT [3]	107	90	112	121	142	130
Cash from Operations ($ million)	132	166	32	95	130	102

Adjusted EBIT Margin [3]	10.7%	9.5%	11.6%	12.1%	14.0%	13.8%
Adjusted EPS - continuing operations (diluted) [3]	$0.51	$0.41	$0.50	$0.53	$0.67	$0.64
Adjusted EBITDA (trailing twelve months) [4]	489	503	529	545	579	617
(Long term debt + current maturities) / Adj. EBITDA[4]	2.0	1.9	1.9	1.9	1.7	1.5

Net Debt to Net Capitalization
Long term debt	619	767	798	832	989	945
Current debt maturities	382	202	202	202	3	3
Less cash and equivalents	(243)	(333)	(262)	(275)	(251)	(253)

Net Debt	758	636	738	758	741	696

Total capitalization	2040	2148	2150	2180	2315	2266
Current debt maturities	382	202	202	202	3	3
Less cash and equivalents	(243)	(333)	(262)	(275)	(251)	(253)

Net Capitalization	2179	2017	2090	2106	2067	2017

Long Term Debt to Total Capitalization	30%	36%	37%	38%	43%	42%
Net Debt to Net Capital	35%	32%	35%	36%	36%	34%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	13%	9%	9%	2%	(2%)	(3%)
Commercial Products	10%	24%	17%	18%	15%	(1%)
Industrial Materials	9%	9%	12%	(4%)	(10%)	(16%)
Specialized Products	12%	6%	6%	0%	5%	7%
Overall from Continuing Operations	9%	6%	6%	(1%)	(1%)	(2%)

[1]	Segment information reflects new segment structure adopted 1Q 2015, and the 4Q 2015 move of the logistics operations from Residential Furnishings to Industrial Materials.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Excludes litigation accruals of $32m pretax ($.14/share) in 3Q’14, $22m pretax ($.09/share) in 4Q’14, $1.5m pretax (< $.01/share) in 2Q’15, and $4m pretax ($.02/share) in 4Q’15; excludes $12m pretax ($.05/share) one-time noncash pension buyout charge in 4Q’15.
[4]	EBITDA based on trailing twelve months. Excludes $67m CVP impairment in 4Q 2013, and items in Footnote 3.